Exhibit 99.1

Targeting Disease at the Nuclear Pore

Karyopharm Reports Third Quarter 2018 Financial Results and Highlights Recent Company Progress

– U.S. Food and Drug Administration Accepts Karyopharm’s New Drug Application for Selinexor and Grants Priority Review; Assigns PDUFA Action Date of April 6, 2019 –

– Fast Track Designation Received for Selinexor in Relapsed or Refractory DLBCL; Top-Line Phase 2b SADAL Data in DLBCL Selected for Presentation at ASH 2018 –

– Successfully Completed $172.5M Convertible Senior Note Offering; Cash-on-Hand Expected to Fund the Company Into 2Q 2020 –

– Conference Call Scheduled for Today at 8:30 a.m. ET –

NEWTON, Mass. – November 8, 2018 – Karyopharm Therapeutics Inc. (Nasdaq:KPTI), a clinical-stage pharmaceutical company, today reported financial results for the third quarter 2018 and provided an overview of recent accomplishments for selinexor, its lead, novel, oral SINE compound, and its other pipeline programs.

“We continued to make tremendous progress towards bringing selinexor, our lead drug candidate, to patients with highly refractory multiple myeloma. Most notably, the U.S. FDA has now accepted our New Drug Application (NDA), granting it a Priority Review with an action date of April 6, 2019, under the Prescription Drug User-Fee Act (PDUFA),” said Michael G. Kauffman, MD, PhD, Chief Executive Officer of Karyopharm. “In this NDA, we are requesting accelerated approval for selinexor as a new treatment for patients with penta-refractory multiple myeloma. If selinexor is approved, we believe that its novel mechanism of action and oral administration, along with its compelling clinical profile, will make it a meaningful treatment option for patients with highly refractory myeloma. Additionally, we continue to believe selinexor holds broad utility beyond highly refractory myeloma. We recently received Fast Track Designation for selinexor in relapsed or refractory diffuse large B-cell lymphoma (DLBCL) and were also very pleased to learn that the top-line results from the Phase 2b SADAL study in patients with relapsed or refractory DLBCL have been selected for presentation at the American Society of Hematology (ASH) Annual Meeting on December 1, 2018. Finally, by the end of 2018, we remain on track to complete enrollment in the pivotal Phase 3 BOSTON study evaluating selinexor in combination with once weekly Velcade® and low-dose dexamethasone versus standard twice weekly Velcade – dexamethasone in patients with multiple myeloma who have had one to three prior lines of therapy.”

“As we await the upcoming FDA review decision for selinexor, we are building our U.S. commercial capabilities, which will include hiring our U.S. sales force in early 2019. In order to strengthen our financial position, we recently increased our cash position through a private offering of convertible senior notes resulting in net proceeds of approximately $166.9 million which helps extend our estimated cash runway into the second quarter of 2020. Additionally, our future capital needs could potentially be partially offset with cash generated from sales of selinexor following commercialization, which could come as early as the second quarter of 2019, pending FDA approval.” concluded Dr. Kauffman.

Targeting Disease at the Nuclear Pore

Third Quarter 2018 and Recent Events

Selinexor in Multiple Myeloma

•

U.S. FDA Accepts Selinexor NDA and Grants Priority Review. The U.S. FDA accepted for filing with Priority Review Karyopharm’s NDA seeking accelerated approval for selinexor, its first in class, oral SINE compound, as a new treatment for patients with penta-refractory multiple myeloma. The FDA also assigned an action date of April 6, 2019 under the PDUFA. Provided marketing approval is granted by the FDA, Karyopharm plans to commercialize selinexor in the U.S. in the first half of 2019. The Company also plans to submit a Marketing Authorization Application to the European Medicines Agency (EMA) in early 2019 with a request for conditional approval.

•

Phase 2b STORM Data Selected for Oral Presentation at ASH 2018. Additional results from Part 2 of the Phase 2b STORM study have been selected for oral presentation at the upcoming ASH 2018 Annual Meeting in early December. Karyopharm previously reported results from the Phase 2b STORM study evaluating selinexor plus low dose dexamethasone (Sd) in patients with penta-refractory multiple myeloma in September at the Society of Hematologic Oncology (SOHO) 2018 Annual Meeting. For the STORM study’s primary objective, the overall response rate (ORR) was 26.2%, which included two stringent complete responses (sCRs), six very good partial responses (VGPRs) and 24 partial responses (PRs) in these patients with penta-refractory myeloma. The two sCRs were negative for minimal residual disease, one at the level of 1x10-6 and one at 1x10-4; this is particularly significant in this penta-refractory population. The ORR for Sd in patients who had previously received Darzalex® combination therapy (n=86) was 29.1%. The Disease Control Rate for patients who had achieved stable disease or better was 78.6%. All responses were confirmed by an Independent Review Committee. Median progression-free survival (PFS) was 3.7 months and the median duration of response (DOR) was 4.4 months (range <1 to 9.9 months). Median overall survival (OS) across the study was 8.6 months. Median OS in the approximately 40% of patients with at least a minimal response (MR) on Sd was 15.6 months compared to a median OS of 1.7 months in patients whose disease progressed or was not evaluable (p<0.0001). The short median OS of patients with no response to selinexor is consistent with the lack of available effective therapies for the very heavily pretreated population who entered the study. Across the relevant patient population, side effects of oral selinexor were generally predictable and manageable with dose adjustments and/or supportive care, with safety results that were consistent with those previously reported from Part 1 of this STORM study (Vogl et al., J Clin Oncol, 2018) and from other selinexor studies.

•

Two Phase 1b/2 STOMP Abstracts Selected for Presentation at ASH 2018. Two abstracts featuring clinical data from two treatment arms of the ongoing Phase 1b/2 STOMP study in patients with relapsed or refractory multiple myeloma have been selected for oral and poster presentations at ASH 2018. The oral presentation will highlight data from the arm evaluating selinexor in combination with Darzalex (daratumumab) and low-dose dexamethasone (SDd). The poster presentation will provide updated data from the arm evaluating selinexor in combination with Pomalyst® (pomalidomide) and low-dose dexamethasone (SPd). In data reported previously from these arms, selinexor has demonstrated evidence of additive or synergistic anti-myeloma activity when combined with these standard approved therapies.

•

Pivotal Phase 3 BOSTON Study in Progress. Karyopharm’s pivotal, randomized Phase 3 BOSTON study is underway and enrolling patients globally. BOSTON is evaluating 100mg of selinexor dosed once weekly in combination with the proteasome inhibitor Velcade (once weekly) and low dose dexamethasone (SVd), compared to standard twice weekly Velcade and low dose dexamethasone (Vd) in patients with multiple

Targeting Disease at the Nuclear Pore

myeloma who have had one to three prior lines of therapy. The primary endpoints of the study are PFS and ORR. Data from the BOSTON study, if positive, would be used to support regulatory submissions to the FDA and EMA requesting full approvals for use of selinexor in second line multiple myeloma, following the Company’s requests for accelerated and conditional approvals, respectively, using data from the Phase 2b STORM study. The Company expects to enroll approximately 360 patients at over 100 clinical sites internationally and expects to complete enrollment by the end of 2018, with top-line data anticipated at the end of 2019.

Selinexor in Diffuse Large B-Cell Lymphoma (DLBCL)

•

Received Fast Track Designation from FDA for the Treatment of Patients with Relapsed or Refractory DLBCL. In addition to Orphan Drug Designation, selinexor was recently granted Fast Track designation by the FDA for the treatment of patients with relapsed or refractory DLBCL.

•

Phase 2b SADAL Data in DLBCL Selected for Presentation at ASH 2018. An abstract featuring data from the fully enrolled Phase 2b SADAL study has been selected for poster presentation at ASH 2018. The SADAL study is designed to evaluate single agent oral selinexor 60mg for patients with relapsed or refractory DLBCL who are not eligible for stem cell transplantation. The SADAL study has enrolled approximately 125 patients with DLBCL who received two to five lines of prior therapy at single-agent selinexor dosed 60mg twice weekly in patients. Assuming the results from the SADAL study are positive, Karyopharm plans to submit an NDA to the FDA with a request for accelerated approval, and a Marketing Authorization Application (MAA) to the EMA with a request for conditional approval, for oral selinexor in this relapsed or refractory DLBCL patient population.

Selinexor in Solid Tumors

•

Ongoing Phase 3 Portion of the Phase 2/3 SEAL Study in Liposarcoma. Karyopharm previously reported results from the successful Phase 2 portion of the blinded, randomized Phase 2/3 SEAL study evaluating single-agent selinexor versus placebo in patients with previously treated, advanced unresectable dedifferentiated liposarcoma. Enrollment and dosing is currently ongoing in the Phase 3 portion of the SEAL study and, assuming a positive outcome on the primary end point of PFS, the Company intends to use the data from the SEAL study to support an NDA and an MAA submission requesting full approval for oral selinexor for patients with advanced unresectable dedifferentiated liposarcoma. Top-line data from the Phase 3 portion of the SEAL study are anticipated by the end of 2019.

•

Ongoing Investigator Sponsored Phase 2/3 Trial as Maintenance Therapy in Endometrial Cancer. A randomized Phase 2/3 study of selinexor versus placebo as maintenance therapy in patients with one or two prior platinum-based treatments for advanced endometrial cancer, led by Dr. Ignace Vergote, Head of the Department of Obstetrics and Gynaecology and Gynaecologic Oncology at the Catholic University of Leuven, Belgium, is currently ongoing. In the U.S., endometrial cancer is the most common gynecological cancer with approximately 58,000 cases expected to be diagnosed and an estimated 10,000 women expected to die from this cancer in 2018[1], revealing a meaningful patient population in need of novel therapies.

Targeting Disease at the Nuclear Pore

Eltanexor

•

Phase 1/2 Eltanexor Data in Metastatic Colorectal Cancer (mCRC) Presented at ESMO 2018. At the European Society of Medical Oncology (ESMO) 2018 Congress in October, John Hays. MD, PhD, Ohio State University, Comprehensive Cancer Center, presented preliminary results from the ongoing Phase 1/2 investigator-sponsored study investigating eltanexor in patients with heavily pre-treated (median of 4 prior treatment regimens) metastatic colorectal cancer (mCRC). The presented results showed that 37% of patients experienced disease control at ≥8 weeks on eltanexor and the median preliminary progression free survival (PFS) for all patients in the 30 mg cohort was 3.5 months. Eltanexor was generally well tolerated with manageable adverse events. The highest observed treatment-related grade ≥3 adverse events were hyponatremia (23%), fatigue (20%) and anemia (20%). Karyopharm is encouraged by these preliminary results which demonstrated promising efficacy with a median PFS longer than currently available third line therapies and an acceptable safety and tolerability profile.

Other ASH 2018 Highlights

•

Several Investigator-sponsored Trials and Preclinical Abstracts Selected for Presentation at ASH 2018. Three abstracts featuring clinical data from investigator-sponsored clinical studies evaluating selinexor either as a single-agent or in combination with other anti-cancer agents for the treatment of acute myeloid leukemia (AML), myelodysplastic syndrome (MDS) and pediatric leukemia have been selected for oral or poster presentations at ASH 2018. Three abstracts describing preclinical research exploring the use of selinexor in models of multiple myeloma and AML have also been selected for poster presentations at the meeting. One abstract featuring preclinical research investigating the use of KPT-9274, Karyopharm’s oral dual inhibitor of PAK4 and NAMPT, for the treatment of AML, has also been selected for a poster presentation. A complete list of the ASH 2018 abstracts can be accessed here.

Corporate Updates

•

Carsten Thiel, Ph.D. Appointed to the Board. Karyopharm announced the appointment of Carsten Thiel, Ph.D., to its Board of Directors. Dr. Thiel is currently Chief Executive Officer of Abeona Therapeutics Inc., a clinical-stage biopharmaceutical company focused on developing novel cell and gene therapies. Prior to joining Abeona, Dr. Thiel served as the Executive Vice President and Chief Commercial Officer of Alexion Pharmaceuticals, Inc., a leading global biopharmaceutical company focused on serving patients affected by rare diseases.

Third Quarter Ended September 30, 2018 Financial Results

Cash, cash equivalents and investments as of September 30, 2018, including restricted cash, totaled $212.3 million, compared to $176.4 million as of December 31, 2017.

On October 26, 2018, Karyopharm completed a private offering securing a $172.5 million aggregate principal amount of 3.00% convertible senior notes due in 2025, including the full exercise of the initial purchasers’ option to purchase additional notes. After deducting the initial purchasers’ discounts and commissions and other offering expenses the net proceeds are estimated to be $166.9 million.

For the quarter ended September 30, 2018, research and development expense was $36.4 million compared to $25.2 million for the quarter ended September 30, 2017. For the quarter ended September 30, 2018, general and administrative expense was $13.0 million compared to $5.8 million for the quarter ended September 30, 2017.

Targeting Disease at the Nuclear Pore

Karyopharm reported a net loss of $48.1 million, or $0.79 per share, for the quarter ended September 30, 2018, compared to a net loss of $30.6 million, or $0.65 per share, for the quarter ended September 30, 2017. Net loss includes stock-based compensation expense of $4.8 million and $4.9 million for the quarters ended September 30, 2018 and September 30, 2017, respectively.

Financial Outlook

Karyopharm expects its operating cash burn, including research and development and general and administrative expenses, for the year ending December 31, 2018 to be in the range of $175 to $185 million. Following Karyopharm’s private placement of convertible senior notes during October 2018, and based on its current operating plans, Karyopharm expects that its existing cash, cash equivalents and investments will be sufficient to fund its operations into the second quarter of 2020. This estimate does not account for any cash generated from product sales that the Company expects to generate from the commercial launch of selinexor, which could come as early as the second quarter 2019, if selinexor is approved by the FDA’s assigned PDUFA date. Karyopharm’s future capital needs could potentially be partially offset by cash generated from these sales of selinexor.

Karyopharm’s current operating plans include the continued clinical development of selinexor in the Company’s lead indications and on preparing the commercial infrastructure and hiring a sales force for the potential launch of selinexor in the U.S. Additional key activities expected in 2018 include preparing for a potential MAA submission to the EMA requesting conditional approval for selinexor in multiple myeloma, topline data from the SADAL study and completion of enrollment in the Phase 3 BOSTON study.

Further Information About Potential Accelerated Approval for Selinexor in Multiple Myeloma

The FDA instituted its Accelerated Approval Program to allow for expedited approval of drugs that treat serious conditions and that fill an unmet medical need based on a surrogate endpoint or an intermediate clinical endpoint thought to predict clinical benefit, like overall response rate (ORR). Accelerated approval is available only for drugs that provide a meaningful therapeutic benefit over existing treatments at the time of consideration of the application for accelerated approval, which the FDA has reiterated in its feedback to the Company. Particularly in disease areas with multiple available and potential new therapies, such as multiple myeloma, accelerated approval carries a high regulatory threshold. Consistent with its general guidance, the FDA has noted to the Company its preference for randomized studies geared toward full approval, which the Company has undertaken with the ongoing pivotal, Phase 3 BOSTON study, and has reminded the Company that accelerated approval requires patients to have exhausted all available approved therapies. FDA’s Fast Track designation is available to therapeutics treating an unmet medical need in a serious condition; the Company has received Fast Track designation from the FDA specifically for the population treated in the STORM trial. In light of this recognition that the STORM patient population represents an unmet medical need and the positive data reported in April and September 2018, the Company believes that the STORM study should support its request to the FDA for accelerated approval.

Conference Call Information

Karyopharm will host a conference call today, Thursday, November 8, 2018, at 8:30 a.m. Eastern Time, to discuss the third quarter 2018 financial results, recent accomplishments, clinical developments and business plans. To access the conference call, please dial (855) 437-4406 (local) or (484) 756-4292 (international) at least 10 minutes prior to the start time and refer to conference ID 7946498. A live audio webcast of the call will be

Targeting Disease at the Nuclear Pore

available under “Events & Presentations” in the Investor section of the Company’s website, http://investors.karyopharm.com/events-presentations. An archived webcast will be available on the Company’s website approximately two hours after the event.

About Karyopharm Therapeutics

Karyopharm Therapeutics Inc. (Nasdaq:KPTI) is a clinical-stage pharmaceutical company focused on the discovery and development of novel first-in-class drugs directed against nuclear transport and related targets for the treatment of cancer and other major diseases. Karyopharm’s SINE compounds function by binding with and inhibiting the nuclear export protein XPO1 (or CRM1). The Company’s initial focus is on seeking regulatory approval and commercialization of its lead drug candidate, oral selinexor (KPT-330). To date, over 2,800 patients have been treated with selinexor. In April and September 2018, Karyopharm reported positive data from the Phase 2b STORM study evaluating selinexor in combination with low-dose dexamethasone in patients with penta-refractory multiple myeloma. Selinexor has been granted Orphan Drug Designation in multiple myeloma and Fast Track designation for the patient population evaluated in the STORM study. Karyopharm’s New Drug Application (NDA) has been accepted for filing and granted Priority Review by the FDA, and oral selinexor is currently under review by the FDA as a possible new treatment for patients with penta-refractory multiple myeloma. The Company also plans to submit a Marketing Authorization Application (MAA) to the European Medicines Agency (EMA) in early 2019 with a request for conditional approval. Selinexor is also being evaluated in several other mid- and later-phase clinical trials across multiple cancer indications, including in multiple myeloma in a pivotal, randomized Phase 3 study in combination with Velcade® (bortezomib) and low-dose dexamethasone (BOSTON), as a potential backbone therapy in combination with approved therapies (STOMP), in diffuse large B-cell lymphoma (SADAL), liposarcoma (SEAL), and an investigator-sponsored study in endometrial cancer (SIENDO), among others. Additional Phase 1, Phase 2 and Phase 3 studies are ongoing or currently planned, including multiple studies in combination with approved therapies in a variety of tumor types to further inform Karyopharm’s clinical development priorities for selinexor. In addition to single-agent and combination activity against a variety of human cancers, SINE compounds have also shown biological activity in models of neurodegeneration, inflammation, autoimmune disease, certain viruses and wound-healing. For more information, please visit www.karyopharm.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding our expectations relating to submissions and to the review and potential approval of selinexor by regulatory authorities, including the anticipated timing of such submissions and actions, and the potential availability of accelerated approval pathways, the therapeutic potential of and potential clinical development plans for Karyopharm’s drug candidates, especially selinexor, and the plans for commercialization. Such statements are subject to numerous important factors, risks and uncertainties, many of which are beyond Karyopharm’s control, that may cause actual events or results to differ materially from Karyopharm’s current expectations. For example, there can be no guarantee that regulators will agree that selinexor qualifies for accelerated approval in the U.S. or conditional approval in the E.U. as a result of the data from the STORM study in patients with penta-refractory myeloma or the SADAL study in patients with relapsed or refractory DLBCL or that any of Karyopharm’s drug candidates, including selinexor, will successfully complete necessary clinical development phases or that development of any of Karyopharm’s drug candidates will continue. Further, there can be no guarantee that any positive developments in Karyopharm’s drug candidate portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks

Targeting Disease at the Nuclear Pore

and uncertainties relating to a number of other factors, including the following: Karyopharm’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies, including with respect to the need for additional clinical studies; Karyopharm’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development of drug candidates by Karyopharm’s competitors for diseases in which Karyopharm is currently developing its drug candidates; and Karyopharm’s ability to obtain, maintain and enforce patent and other intellectual property protection for any drug candidates it is developing. These and other risks are described under the caption “Risk Factors” in Karyopharm’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, which was filed with the Securities and Exchange Commission (SEC) on August 7, 2018, and in other filings that Karyopharm may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and, except as required by law, Karyopharm expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Velcade® is a registered trademark of Takeda Pharmaceutical Company Limited

Pomalyst® are registered trademarks of Celgene Corporation

Darzalex® is a registered trademark of Janssen Biotech, Inc.

References

1 American Cancer Society. https://www.cancer.org/cancer/endometrial-cancer/about/key-statistics.html

Contacts:

Investors:

Karyopharm Therapeutics Inc.

Ian Karp

Vice President, Investor and Public Relations

857-297-2241 | ikarp@karyopharm.com

Media:

Argot Partners

David Rosen

212-600-1902 | david.rosen@argotpartners.com

Targeting Disease at the Nuclear Pore

Karyopharm Therapeutics Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share and per share amounts)

	September 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$101,600	$68,997
Short-term investments	105,170	77,472
Prepaid expenses and other current assets	4,792	1,754
Restricted cash	—	200

Total current assets	211,562	148,423
Property and equipment, net	2,914	2,185
Long-term investments	4,804	29,396
Restricted cash	712	290

Total assets	$219,992	$180,294

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,238	$5,665
Accrued expenses	29,155	21,445
Deferred revenue	9,362	21,921
Deferred rent	256	303
Other current liabilities	556	133

Total current liabilities	41,567	49,467
Deferred revenue, net of current portion	4,532	—
Deferred rent, net of current portion	2,815	1,363

Total liabilities	48,914	50,830
Stockholders’ equity:
Preferred stock, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 60,664,857 and 49,533,150 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	6	5
Additional paid-in capital	786,763	625,017
Accumulated other comprehensive loss	(153)	(217)
Accumulated deficit	(615,538)	(495,341)

Total stockholders’ equity	171,078	129,464

Total liabilities and stockholders’ equity	$219,992	$180,294

Targeting Disease at the Nuclear Pore

Karyopharm Therapeutics Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended, September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
License and other revenue	$239	$—	$30,130	$71
Operating expenses:
Research and development	36,427	25,237	122,482	72,440
General and administrative	12,966	5,818	30,076	18,717

Total operating expenses	49,393	31,055	152,558	91,157

Loss from operations	(49,154)	(31,055)	(122,428)	(91,086)
Other income (expense):
Interest income	1,098	454	2,260	1,266
Other expense	(13)	(26)	(20)	(70)

Total other income, net	1,085	428	2,240	1,196

Loss before income taxes	(48,069)	(30,627)	(120,188)	(89,890)
Income tax provision	(14)	(13)	(9)	(54)

Net loss	$(48,083)	$(30,640)	$(120,197)	$(89,944)

Net loss per share—basic and diluted	$(0.79)	$(0.65)	$(2.17)	$(2.00)

Weighted-average number of common shares outstanding used in net loss per share—basic and diluted	60,586,511	47,141,146	55,465,261	44,974,945